Exhibit 2.1
PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
BP EXPLORATION & PRODUCTION INC.
AND
CALLON PETROLEUM OPERATING COMPANY

INDEX

ARTICLE 1. DEFINITIONS		1

1.1	Definitions	1

ARTICLE 2. SALE OF PROPERTIES		8

2.1	Sale and Purchase	8
2.2	Purchase Price	8
2.3	Success Milestone Payment.	9
2.4	Performance Deposit.	9

ARTICLE 3. PREFERENTIAL RIGHTS		9

3.1	Preferential Rights to Purchase	9

ARTICLE 4. TITLE REVIEW		10

4.1	Review of Title Records	10
4.2	Waiver	10

ARTICLE 5. CONDITION OF PROPERTIES		10

5.1	Waiver	10

ARTICLE 6. ACCOUNTING		10

6.1	Revenues, Expenses and Capital Expenditures	10
6.2	Taxes	10
6.3	Credits	11
6.4	Miscellaneous Accounting	11
6.5	Final Accounting Settlement	11
6.6	Post-Final Accounting Settlement Expenses	12

ARTICLE 7. LOSS, CASUALTY AND CONDEMNATION		12

7.1	Notice of Loss	12
7.2	Casualty Loss	12

ARTICLE 8. ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES		13

8.1	Opportunity for Review	13
8.2	Seller's Non-Environmental Indemnity Obligation	13
8.3	Limitations on Seller's Non-Environmental Indemnities	13
8.4	Seller's Environmental Indemnity Obligation	13
8.5	Limitations on Seller's Environmental Indemnities	14
8.6	Buyer's Non-Environmental Indemnity Obligation	14
8.7	Buyer's Environmental Indemnity Obligation	14
8.8	Notice of Claims	15
8.9	Defense of Claims	15
8.10	Waiver of Certain Damages	15

ARTICLE 9. DISCLAIMERS		16

9.1	Disclaimers	16
9.2	Disclaimer of Statements and Information	16

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ARTICLE 10. SELLER’S REPRESENTATIONS AND WARRANTIES		16

10.1	Seller's Representations and Warranties	16

ARTICLE 11. BUYER’S REPRESENTATIONS AND WARRANTIES		18

11.1	Buyer's Representations and Warranties	18

ARTICLE 12. ADDITIONAL COVENANTS		20

12.1	Subsequent Operations	20
12.2	Buyer's Assumption of Obligations	20
12.3	Asbestos and NORM	20
12.4	Plugging and Abandonment	21
12.5	Sales Tax	22
12.6	Third Party Technology	22
12.7	Notification of Breaches Until the Closing:	22
12.8	Further Assignment.	23

ARTICLE 13. HSR ACT		23

13.1	HSR Filings	23

ARTICLE 14. PERSONNEL		23

14.1	Restriction on Solicitation	23

ARTICLE 15. CONDITIONS PRECEDENT TO CLOSING		23

15.1	Conditions Precedent to Seller's Obligation to Close	23
15.2	Conditions Precedent to Buyer's Obligation to Close	24
15.3	Conditions Precedent to Obligation of Each Party to Close	24

ARTICLE 16. THE CLOSING		25

16.1	Closing	25
16.2	Seller's Obligations at Closing	26
16.3	Buyer's Obligations at Closing	27

ARTICLE 17. TERMINATION		27

17.1	Grounds for Termination	27
17.2	Effect of Termination	28
17.3	Dispute over Right to Terminate	28
17.4	Confidentiality	28

ARTICLE 18. ARBITRATION		28

18.1	Arbitration	28

ARTICLE 19. MISCELLANEOUS		29

19.1	Notices	29
19.2	Costs and Post-Closing Consents	30
19.3	Brokers, Agents and Finders	30
19.4	Records	30
19.5	Further Assurances	31
19.6	Survival of Certain Obligations	31
19.7	Amendments and Severability	32
19.8	Successors and Assigns	32
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19.9	Headings	32
19.10	Governing Law	32
19.11	No Partnership Created	32
19.12	Public Announcements	32
19.13	No Third Party Beneficiaries	32
19.14	Waiver of Consumer Rights	32
19.15	Redhibition Waiver.	33
19.16	UTPCPL Waiver	33
19.17	Not to be Construed Against Drafter	33
19.18	Indemnities and Conspicuousness of Provisions	33
19.19	Possible Exchange	34
19.20	Recordation	34
19.21	Execution in Counterparts	34
19.22	Entire Agreement	34
EXHIBITS

EXHIBIT “A” -	PROPERTIES

EXHIBIT “B” -	EXCLUDED PROPERTIES

EXHIBIT “C” -	LITIGATION AND CLAIMS

EXHIBIT “D” -	ASSIGNMENT AND BILL OF SALE

EXHIBIT “E” -	CERTIFICATE

EXHIBIT “F” -	NON-FOREIGN CERTIFICATE

EXHIBIT “G” -	FORM OF ASSIGNMENT OF RECORD TITLE INTEREST

EXHIBIT “H” -	FORM OF ASSIGNMENT OF OPERATING RIGHTS
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PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated March 8, 2007, is between BP EXPLORATION & PRODUCTION INC., a Delaware corporation, with an office at 501 WestLake Park Boulevard, Houston, Texas 77079 (“Seller”) and CALLON PETROLEUM OPERATING COMPANY, a Delaware corporation, with an office at 1200 Enclave Parkway, Suite 225, Houston, Texas 77077 (“Buyer”) (individually, a “Party” and collectively, the “Parties”.)
     WHEREAS, Seller desires to sell and deliver to Buyer, and Buyer desires to purchase and accept Seller’s interests in certain oil and gas properties and related assets; and
WHEREAS, the Parties have reached agreement regarding the sale and purchase,
     NOW, THEREFORE, for and in consideration of the mutual covenants herein, the Parties agree to all the terms and conditions in this Agreement:
ARTICLE 1. DEFINITIONS
1.1	Definitions. Unless provided otherwise in this Agreement, each capitalized term in this Agreement has the meaning given to it in this Article. All defined terms include the singular and the plural. All references to Articles refer to Articles in this Agreement, and all references to Exhibits refer to the Exhibits attached to and made a part of this Agreement. When a term is defined as one part of speech (e.g., noun), any other part of speech (e.g., verb) with respect to the term has a comparable meaning.
1.1.1	“AAA” has the meaning given it in Article 18.1.

1.1.2	“Accounting Referee” means the accounting firm of Deloitte & Touche or any other nationally recognized United States based accounting firm on which the Parties agree.

1.1.3	“Adjusted Purchase Price” has the meaning given it in Section 2.2.

1.1.4	“Affiliate” means any entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the entity specified. For the purpose of this definition, the term “control” means ownership of fifty (50%) or more of voting rights (stock or otherwise) or ownership interest.

1.1.5	“Agreement” has the meaning given it in the introductory paragraph of this Agreement.

1.1.6	“Arbitrable Dispute” means, except as set forth below, any and all disputes, claims, counterclaims, demands, causes of action, controversies and other matters in question arising out of or relating to this Agreement or alleged breach hereof, or relating to matters that are the subject of this Agreement or the relationship between the Parties under this Agreement, regardless of whether (a) extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Law or otherwise, or (d) would result in damages or any other relief, whether at law, in equity or otherwise; provided that “Arbitrable Dispute” does not include disputes that by the terms of this Agreement (i) shall be determined by the Accounting Referee, (ii) relate to breach of confidentiality obligations, or (iii) concern the Parties’ right to terminate this Agreement.
1.1.7	“Assignment and Bill of Sale” means a document in the form of Exhibit “D”.

1.1.8	“Assignment of Operating Rights” means a document in the form of Exhibit “H”

1.1.9	“Assignment of Record Title” means a document in the form of Exhibit “G”

1.1.10	“Business Day” means between 8:00 a.m., Central Time and 4:00 p.m., Central Time, on a Day when federally chartered banks in the State of Texas are generally open for business.

1.1.11	“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

1.1.12	“Buyer Group” means each and all of: (a) Buyer and its officers, directors, agents, consultants and employees, and (b) Buyer’s Affiliates and their officers, directors, agents, consultants and employees.

1.1.13	“Buyer’s Acquisition Team” means Dee A. Newman, Land Manager, Steve Woodcock, Vice President — Exploration, and Terry Stock, Manager Deepwater Projects.

1.1.14	“Buyer’s Representatives” has the meaning given to it in Article 5.1.

1.1.15	“Casualty Loss” means physical damage to the Properties that (a) occurs between execution of this Agreement and Closing, (b) is not the result of normal wear and tear, mechanical failure or gradual structural deterioration of materials, equipment and infrastructure, downhole failure (including: (i) failures arising or occurring during drilling or completing operations; (ii) junked or lost holes; or (iii) sidetracking or deviating a well) or reservoir changes; and (c) exceeds one million United States dollars (US $1,000,000).

1.1.16	“Certificate” means a document in the form of Exhibit “E”.

1.1.17	“Charges” means (a) invoices or bills received under contracts in the ordinary course of business; other ordinary course of business charges for acquiring and maintaining material, equipment, other personal property and fixtures, services, easements, rights-of-way, servitudes, subsurface leases, licenses and permits; costs of utilities and insurance; and directly chargeable salaries, wages and employee benefits, (b) producing, drilling and construction overhead costs, and (c) taxes and assessments of governmental authorities (other than income taxes, and Sales Tax, if any, on the transactions contemplated by this Agreement), which are in each case attributable to the Properties, but excluding without limitation (i) Non-Environmental Claims, (ii) obligations to plug and abandon wells, dismantle platforms and other equipment and clear sites and/or restore the seabed, (iii) obligations under Environmental Laws, including Environmental Claims, (iv) royalty payment obligations, (v) Casualty Losses or other physical damage to the Properties, and (vi) claims for indemnification or reimbursement from any Third Party with respect to items excluded from the definition of “Charges.”
1.1.18	“Claim Notice” means a notice of Claim provided in accordance with Article 8.8.

1.1.19	“Claimant” has the meaning set forth in Article 18.1.

1.1.20	“Claims” means any and all claims of any kind or character, including demands, suits, causes of action, rights of action, regulatory actions, losses, risk of losses, impairment of rights, damages, liabilities, subordinations, fines, or penalties and all expenses and costs (including attorneys’ fees and costs of litigation) associated therewith, whether known or unknown, direct or indirect, and whether an Environmental Claim or a Non-Environmental Claim, that are brought by, on behalf of or owed to a third party. The term “third party” (whether or not capitalized) means any person or entity, governmental or otherwise, other than Seller and Buyer; provided that a Claim against a Party by an officer, director or employee of that Party, an Affiliate of that Party, or any officer, director or employee of such an Affiliate shall not be a Claim brought by or owed to a “third party”.

1.1.21	“Close” or Closing” means consummation of transfer of title to the Properties from Seller to Buyer, including execution and delivery of all documents and other consideration as provided in this Agreement.

1.1.22	“Closing Date” means the date upon which Closing occurs, currently scheduled to be on or before April 16, 2007, or any other date agreed by the Parties.

1.1.23	“Closing Statement” refers to the document described in Article 16.1.

1.1.24	“Confidentiality Agreement” means the Confidentiality Agreement dated October 23, 2006, between Seller and Buyer, as may be amended from time to time.

1.1.25	“Day” means a calendar day consisting of twenty-four (24) hours from midnight to midnight.

1.1.26	“Defensible Title” means the title to the Real Properties held by Seller that (except for the Permitted Encumbrances):

(a)	entitles Seller to receive, as of the Effective Time, not less than the Net Revenue Interests of all oil, gas and associated liquid and gaseous hydrocarbon substances produced, saved and marketed from the wells or units set forth on Exhibit “A”, except decreases resulting from operations where Seller is a non-consenting party and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries; and

(b)	obligates Seller to bear, as of the Effective Time, not greater than the Working Interest share of costs and expenses associated with ownership, operation, maintenance and repair of the wells or units set forth on Exhibit “A”, unless there is a corresponding increase in the associated Net Revenue Interests, or such increase results from contribution requirements with respect to defaulting co-owners.
1.1.27	“Effective Time” as to each Property, means February 1, 2007, at 7:00 a.m., local time where the Property is located.

1.1.28	“Environmental Claims” means all Claims based on breach of Environmental Laws; provided that only with respect to Claims for which Seller owes an obligation of indemnity to Buyer, the term “Environmental Claims” is limited to Claims based on breach of Environmental Laws as such Laws were in effect on the Effective Time.

1.1.29	“Environmental Condition” means an individual adverse environmental condition associated with the Properties that is not in compliance with the then existing Environmental Laws.

1.1.30	“Environmental Laws” means any and all Laws that relate to (a) prevention of pollution or environmental damage, (b) removal or remediation of pollution or environmental damage, or (c) protection of the environment.

1.1.31	“Excluded Properties” means the properties set forth in Exhibit “B” or otherwise excepted, reserved or retained by Seller under the terms of this Agreement.

1.1.32	“Final Accounting Settlement” means the post-Closing accounting activities conducted in accordance with Article 6.6. The Final Accounting Settlement shall be conducted in accordance with generally accepted accounting principles, as applied by Seller with respect to the Properties on the date of this Agreement.

1.1.33	“Final Accounting Statement” means a statement prepared by Seller and delivered to Buyer in accordance with Article 6.6 setting forth the adjustments applicable to the period between the Effective Time and the Closing Date.

1.1.34	“HSR ACT” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.1.35	“Including”, whether or not capitalized, means including without limitation.

1.1.36	“Indemnified Party” has the meaning set forth in Article 8.8.

1.1.37	“Indemnifying Party” has the meaning set forth in Article 8.8.

1.1.38	“Knowledge” (whether or not capitalized) means, in the case of Seller, the actual knowledge of Seller’s Disposition Team and, in the case of Buyer, the actual knowledge of Buyer’s Acquisition Team.

1.1.39	"Laws” means any and all applicable laws, statutes, codes, constitutions, ordinances, permits, licenses, authorizations, agreements, decrees, orders, judgments, rules, regulations or practices (including, for the avoidance of doubt, Environmental Laws) that are promulgated, issued or enacted by a governmental entity or authority having appropriate jurisdiction of the Property or the Parties.

1.1.40	“MMS” means and refers to the Minerals Management Service of the United States Department of the Interior or any successor agency thereto.

1.1.41	“Net Revenue Interests” means the “Net Revenue Interests” set forth in Exhibit “A”.

1.1.42	“Non-Environmental Claims” means all Claims, except for Environmental Claims.

1.1.43	“Non-Foreign Certificate” means a document in the form of Exhibit “F”.

1.1.44	"Parties” has the meaning given it in the introductory paragraph of this Agreement.

1.1.45	“Party” has the meaning given it in the introductory paragraph of this Agreement.

1.1.46	“Permitted Encumbrances” means any and all:
(a)	royalties, overriding royalties, sliding scale royalties, production payments, reversionary interests, convertible interests, net profits interests and similar burdens encumbering the Properties to the extent the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interests, as of the Effective Time, to less than that set forth in Exhibit “A” or increase the Working Interests, as of the Effective Time, above that set forth in Exhibit “A” without a corresponding increase in the associated Net Revenue Interests;

(b)	consents to assignment and similar contractual provisions affecting the Properties;

(c)	preferential rights to purchase and similar contractual provisions affecting the Properties;

(d)	rights to consent by, required notices to, and filings with a governmental entity or authority associated with the conveyance of the Properties;

(e)	rights reserved to or vested in a governmental entity having jurisdiction to control or regulate the Properties in any manner whatsoever, and all Laws of such governmental entities or authorities;

(f)	easements, rights-of-way, servitudes, sub-surface leases, equipment, pipelines, utility lines on, over and through the Properties;

(g)	terms and conditions of unitizations, communitizations, poolings, agreements, instruments, licenses and permits affecting the Properties;

(h)	liens for taxes or assessments not yet delinquent or, if delinquent, being contested by Seller in good faith in the normal course of business; provided, however, this provision will not diminish or affect in any way the Parties’ rights and obligations under the indemnities provided in this Agreement;

(i)	liens of operators relating to obligations not yet delinquent or, if delinquent, being contested by Seller in good faith in the normal course of business; provided, however, this provision will not diminish or affect in any way the Parties’ rights and obligations under the indemnities provided in this Agreement;

(j)	litigation referenced in Exhibit “C” or disclosed in writing to Buyer by Seller prior to the execution of this Agreement;

(k)	matters specifically listed on Exhibit “A” or otherwise disclosed on a Schedule to this Agreement; and

(l)	such defects or irregularities in the title to the Properties that do not materially interfere with the ownership, operation, value or use of the Properties affected thereby and that would not be considered material when applying general standards in the oil and gas industry.
1.1.47	“Plugging and Abandonment” means all decommissioning activities and obligations as are required by Laws, contracts associated with the Properties, this Agreement, and prudent business practices (expressly including such activities described and defined as of the Effective Time and as may be amended thereafter, in 30 Code of Federal Regulations 250.1700 et seq.) and further including all well plugging, replugging and abandonment; platform dismantlement and removal; facility dismantlement and removal; pipeline and flowline removal; dismantlement and removal of all other property of any kind related to or associated with operations or activities conducted on the Properties; site clearance site restoration and site remediation.

1.1.48	“Properties” means all of Seller’s right, title and interests (real, personal, mixed, contractual or otherwise) in, to and under or derived from the following:
(a)	all oil and gas leasehold interests, royalty interests, overriding royalty interests, mineral interests, production payments and net profits interests that are attributable to the interests described in Exhibit “A”, and the production of oil, gas or other hydrocarbon substances attributable thereto;

(b)	all unitization, communitization and pooling declarations, orders and agreements (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any governmental entity having jurisdiction) to the extent they relate to any of the interests described in Exhibit “A”, or the production of oil, gas or other hydrocarbon substances attributable thereto;

(c)	all product sales contracts, processing contracts, gathering contracts, transportation contracts, easements, rights-of-way, servitudes, subsurface leases, farm-in and farm-out contracts, areas of mutual interest, operating agreements, balancing contracts and other contracts, agreements and instruments to the extent they relate to any of the interests described in Exhibit “A”, or the production of oil, gas or other hydrocarbon substances attributable thereto;

(d)	all personal property, improvements, fixtures and other appurtenances, to the extent situated upon and exclusively used, or situated upon and held exclusively for use, by Seller in connection with ownership, operation, maintenance or repair of the interests described in Exhibit “A”, or production of oil, gas or other hydrocarbon substances attributable thereto, including all wells (whether producing, shut-in, injection, disposal, water supply or plugged and abandoned), gathering and processing systems, platforms, pipelines, compressors, meters, tanks, equipment, machinery, tools, permits and licenses; and

(e)	all partnerships (tax, state law or otherwise) affecting any Properties.
The term “Properties” does not include the Excluded Properties.
1.1.49	“Purchase Price” has the meaning set forth in Article 2.2.

1.1.50	“Real Properties” means those Properties consisting of interests in oil and/or gas as reserves in place or otherwise classified as real property under applicable property Law.

1.1.51	“Records” means, except as excluded under the terms of this Agreement, Seller’s records and files to the extent primarily related to the Properties; provided, however, Buyer acknowledges that Seller images and retains Records in electronic format, and may provide imaged or electronic Records rather than originals or hard copies, and further provided that “Records” shall not include

(i) Seller’s general corporate books, records and files, even if containing references to the Properties, (ii) books, records and files which are not transferable or cannot be disclosed under the terms of any third-party agreement or any Law, (iii) information entitled to legal privilege, including attorney work product and attorney-client communications and information relating to litigation and claims retained by Seller, (iv) Seller’s interpretative data, cores, geological and geophysical data, reserve data and seismic, (v) personnel information, (vi) income tax information, (vii) records relating to the sale of the Properties, including proposals received from third parties and records of negotiations with and economic analyses associated therewith, and (viii) any books, records or files constituting “Excluded Properties.”
1.1.52	“Respondent” has the meaning set forth in Article 18.1.

1.1.53	“Sales Tax” means any and all transfer, sales, gross receipts, compensating use, use or similar taxes, and any associated penalties and interest.

1.1.54	“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

1.1.55	“Seller Group” means each and all of: (a) Seller and its officers, directors, agents, consultants and employees, and (b) Seller’s Affiliates and their officers, directors, agents, consultants and employees.

1.1.56	“Seller’s Disposition Team” means Kurt Tollestrup, Senior Geophysicist, Joe Labadie, Reservoir Engineer, Alok Somani, Manager GOM Business Development, Brandon Kastman., Project Manager, M&A, David Brumfield, Asset Manager, and Cathy Bogan, Project Manager.

1.1.57	“Third Party” has the meaning given to it in the definition of “Claims” above.

1.1.58	“Working Interests” means the “Working Interests” set forth in Exhibit “A”.
ARTICLE 2. SALE OF PROPERTIES
2.1	Sale and Purchase. On the Closing Date, but effective as of the Effective Time, and upon the terms and conditions of this Agreement: (a) Seller shall sell, assign and convey the Properties to Buyer, and (b) Buyer shall purchase and accept the Properties from Seller; provided, however, Seller expressly excepts, reserves and retains, unto itself, its Affiliates, successors and assigns the Excluded Properties.

2.2	Purchase Price. The total consideration for the Properties, subject to adjustments in accordance with this Agreement, is (a) a cash payment in the amount of One Hundred Fifty Million Dollars (US $150,000,000) (“Purchase Price”), payable in full at Closing in immediately available funds, and (b) Buyer’s assumption of and compliance with all obligations of Seller as expressly set forth hereunder, including the provisions of Article 12. The Purchase Price shall be adjusted as follows:
(a)	Decreased by the amount of the Performance Deposit;

(b)	Increased by the amount of Charges for which Buyer is responsible under Article 6.1 but which are paid by Seller;

(c)	Decreased by the amount of Charges for which Seller is responsible under Article 6.1 but which are paid by Buyer;

(d)	Increased by the amount of taxes and assessments for which Buyer is responsible under Article 6.2 but which are paid by Seller;

(e)	Decreased by the amount of taxes or assessments for which Seller is responsible under Article 6.2 but which are paid by Buyer;

(f)	Decreased for any agreed reduction in value pursuant to Article 7.2, and decreased or increased, as appropriate, by any adjustments made for Properties excluded pursuant to Article 7.2; and

(g)	Increased or decreased, as the case may be, by any other amount mutually agreed to by the Parties in writing.
The Purchase Price, as so adjusted, shall be the “Adjusted Purchase Price.”
2.3	Success Milestone Payment. As additional consideration for the sale of the Properties, when the aggregate gross cumulative hydrocarbon production attributable to one or more of the oil and gas leases listed in Exhibit “A” as to the depths specified therein (regardless of whether such production is solely attributable to the Properties) reaches twelve million five hundred thousand (12,500,000) oil equivalent barrels (5.8 mscf = 1 boe), then Buyer shall be obligated to pay Seller in immediately available funds the amount of forty million dollars ($40,000,000). Such payment shall be due on the first day of the second month after the month in which such production level is reached. For the avoidance of doubt, the production milestone set forth in this Article 2.3 shall be calculated on a gross basis and not net to Buyer’s interest in the Properties or net of royalties. The covenant to pay such additional consideration shall be a personal covenant of Buyer and not a covenant running with the land.

2.4	Performance Deposit. Upon execution of this Agreement and prior to its delivery to Buyer, Buyer shall deposit with Seller Seven Million Five Hundred Thousand Dollars (US $7,500,000.00) as a performance deposit (“Performance Deposit”) to assure Buyer’s performance under this Agreement.
ARTICLE 3. PREFERENTIAL RIGHTS
3.1	Preferential Rights to Purchase. Except as set forth on Schedule 3.1 and except for preferential rights to purchase and consents to assign that are held by Buyer, there are no preferential rights to purchase or consents to assign affecting the Properties, other than governmental consents ordinarily obtained after Closing.
ARTICLE 4. TITLE REVIEW
4.1	Review of Title Records. Prior to execution and delivery of this Agreement, Seller has made available for Buyer’s review, Records in Seller’s possession relating to title to the Properties. Buyer’s review of such Records was conducted in accordance with the terms of the Confidentiality Agreement. Buyer represents and warrants that it has undertaken a review of all such Records and has also conducted such independent examinations and investigations as it deems appropriate with respect to the Properties.

4.2	Waiver. Except for the special warranty of title given by Seller, Buyer waives for all purposes all objections associated with the title to the Properties and Buyer (on behalf of Buyer Group and their successors and assigns) irrevocably waives any and all claims they may have against Seller Group associated with the same.
ARTICLE 5. CONDITION OF PROPERTIES
5.1	Waiver. By execution of this Agreement, Buyer represents and warrants that it has satisfied itself as to the condition of the Properties and agrees to accept the Properties in their current state and subject to existing Environmental Conditions, if any. Buyer waives for all purposes all objections associated with the environmental and physical and other condition of the Properties (including alleged Environmental Conditions), and Buyer (on behalf of Buyer Group and their successors and assigns) irrevocably waives any and all claims, except claims under Seller’s indemnity pursuant to Article 8.4, they may have against Seller Group associated with the same.
ARTICLE 6. ACCOUNTING
6.1	Revenues, Expenses and Capital Expenditures. Except as expressly provided otherwise in this Agreement: (a) Seller is responsible for all Charges attributable to the Properties during the period prior to the Effective Time; and (b) Buyer is responsible for all Charges attributable to the Properties during the period on and after the Effective Time. Actual amounts shall be accounted for in the Final Accounting Settlement. Whether Charges with respect to the Properties are attributable to periods before or after the Effective Time shall be determined in accordance with United States generally accepted accounting principles (as published by the Financial Accounting Standards Board) and Council of Petroleum Accountants Societies (COPAS) standards, based on the accrual method of accounting.

6.2	Taxes. Seller is responsible for paying all taxes and assessments, including excise taxes, severance or other production taxes, ad valorem taxes and any other federal, state or local taxes or assessments attributable to ownership or operation of the Properties prior to the Effective Time; and all deductions, credits or refunds pertaining to the aforementioned taxes and assessments, no matter when received, belong to Seller. Buyer is responsible for paying all taxes and assessments, including sales taxes, excise taxes, severance or other production taxes, ad valorem taxes and any other federal, state or local taxes and assessments attributable to ownership or operation of the Properties on and after the Effective Time (excluding Seller’s income taxes from the Effective Time through Closing); and all deductions, credits and refunds pertaining to the aforementioned taxes and assessments, no matter when received, belong to Buyer. Ad valorem or property or other taxes based on revenue from the Properties shall apply to the tax year for which the tax rendition is issued and be prorated based on the percentage of the assessment period occurring before and after the Effective Time. Actual amounts shall be accounted for in the Final Accounting Settlement. Buyer is responsible for any and all Sales Tax on the transaction contemplated by this Agreement. Each Party is responsible for filing any tax returns and handling payment of any tax due under Law during the period when it holds title to the Properties.
6.3	Credits. Buyer shall reimburse Seller for any and all prepaid cash calls, insurance premiums, utility charges, rentals, deposits and any other prepays (excluding taxes) applicable to the period on and after the Effective Time that are attributable to the Properties. Actual amounts shall be accounted for in the Final Accounting Settlement.

6.4	Miscellaneous Accounting. In addition to the items set forth in Articles 6.1 through 6.3, any other amounts due between Buyer and Seller associated with ownership or operation of the Properties from the Effective Time through the Closing Date will be accounted for in the Final Accounting Settlement.

6.5	Final Accounting Settlement. As soon as reasonably practicable, but no later than one hundred twenty (120) Days after Closing, Seller shall deliver the Final Accounting Statement to Buyer. As soon as reasonably practicable, but no later than thirty (30) Days after Buyer receives the Final Accounting Statement, Buyer may deliver to Seller a written report containing any changes Buyer proposes to such statement. Any matters covered by the Final Accounting Statement as delivered by Seller to which Buyer fails to object in the written report shall be deemed correct and is final and binding on the Parties and not subject to further review, audit or arbitration. As soon as reasonably practicable, but no later than thirty (30) Days after Seller receives Buyer’s written report, the Parties shall meet to attempt to agree on any adjustments to the Final Accounting Statement. If the Parties fail to agree on final adjustments within that thirty (30) Day period, either Party may submit the disputed items to the Accounting Referee. The Parties shall direct the Accounting Referee to resolve the disputes within thirty (30) Days after its receipt of each Party’s relevant materials pertaining to the dispute. The Final Account Statement, whether as agreed between the Parties or as determined by a decision of the Accounting Referee shall be binding on and non-appealable by the Parties. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. Seller and Buyer shall share equally the Accounting Referee’s fees and expenses. Any amounts owed by one Party to the other under the Final Accounting Settlement shall be paid within fifteen (15) Business Days after the earlier of: the date the amounts are agreed by the Parties and the date the Parties receive the Accounting

Referee’s decision; and the revenues and expenses included in the Final Accounting Settlement (including any and all revenues and expenses received and booked by Seller prior to Seller’s delivery of the Final Accounting Statement to Buyer) shall be final and binding on the Parties and not subject to further review, audit or arbitration.
6.6	Post-Final Accounting Settlement Expenses. Except as expressly provided otherwise in this Agreement: (a) Seller shall reimburse Buyer for any and all costs and expenses paid by Buyer (to the extent not accounted for in the Final Accounting Settlement) attributable to ownership of the Properties that are incurred prior to the Effective Time, and (b) Buyer shall reimburse Seller for any and all costs and expenses paid by Seller (to the extent not accounted for in the Final Accounting Settlement) attributable to ownership of the Properties that are incurred on and after the Effective Time. The Party responsible for the payment of such costs and expenses shall make full payment to the other Party within fifteen (15) Business Days after receipt of an applicable invoice and proof that such invoice was paid. Seller shall be entitled to resolve all joint interest audits or other audits of such costs for periods for which Seller is responsible, and neither Party shall agree to settle any audit with respect to periods for which the other is in part responsible without the prior written consent of the other, such consent not to be unreasonably withheld.
ARTICLE 7. LOSS, CASUALTY AND CONDEMNATION
7.1	Notice of Loss. Seller shall promptly notify Buyer of all instances of Casualty Loss that occur and become known to Seller between the date of this Agreement and Closing.

7.2	Casualty Loss. If, prior to Closing, a portion of the Properties is destroyed by a Casualty Loss, Seller and Buyer shall meet to attempt to agree on an adjustment to the Purchase Price reflecting the “reduction in value” of the Properties because of such Casualty Loss. For this purpose, “reduction in value” is based on the principle that Seller should generally bear the costs of repairing the Properties to the state existing immediately prior to the Casualty Loss, but if such repair results in equipment or facilities that are newer than or upgraded from that which existed immediately prior to the Casualty Loss, Buyer should bear a portion of such costs that is equitable under the circumstances because of the benefit to Buyer of such newer or upgraded equipment or facilities. No adjustment associated with a Casualty Loss shall exceed the value allocated to the affected Property in Exhibit “A”. If the Parties are unable to agree on resolution of a Casualty Loss, the Parties shall Close using the unadjusted values set forth in Exhibit “A”; provided, however, either Party may, within sixty (60) Days after the Closing Date (but not later), initiate binding arbitration in accordance with Article 18.1 to resolve the dispute. Any claim for a Casualty Loss not referred to arbitration within sixty (60) days after Closing shall be deemed waived. Seller shall retain any and all insurance proceeds and other payments associated with or attributable to the Casualty Loss. Notwithstanding the foregoing, if the aggregate Casualty Losses exceed twenty-five percent (25%) of the Purchase Price, either Party may, by notice to the other at least one Business Day prior to Closing, elect to terminate this Agreement under Article 17.1.5.

ARTICLE 8. ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES
8.1	Opportunity for Review. Each Party represents that it has had an adequate opportunity to review all release, indemnity and defense provisions in this Agreement, including the opportunity to submit the same to legal counsel for review and advice. Based on the foregoing representation, the Parties agree to the provisions set forth below.

8.2	Seller’s Non-Environmental Indemnity Obligation. Seller releases Buyer Group from and subject to the limitations set forth in this Agreement, shall protect, defend, indemnify and hold Buyer Group harmless from and against all Non-Environmental Claims to the extent relating to, arising out of, or connected with, directly or indirectly, Seller’s ownership or operation of the Properties or any part thereof prior to the Effective Time, including Non-Environmental Claims relating to: (a) injury or death of any person whomsoever, (b) damages to or loss of any property or resources, (c) breach of contract, (d) common law causes of action such as negligence, strict liability, nuisance or trespass, or (e) fault imposed by Law or otherwise. These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including sole negligence, concurrent negligence or strict liability), breach of duty (statutory or otherwise), violation of law, or other fault of Buyer Group, or any pre-existing defect.

8.3	Limitations on Seller’s Non-Environmental Indemnities. Notwithstanding anything in this Agreement to the contrary, Seller has no obligation under this Agreement or otherwise to protect, defend, indemnify, and hold Buyer Group harmless from and against any one or more of the following:
(i)	Non-Environmental Claims for which Buyer has not provided Seller notice in accordance with Article 8.8 within six (6) months after the Closing Date (and Buyer assumes and is solely responsible for all Non-Environmental Claims not so raised within such six (6) month period); and

(ii)	Non-Environmental Claims in aggregate up to one percent (1%) of the Purchase Price (and Buyer assumes and is solely responsible for all Non-Environmental Claims up to one percent (1%) of the Purchase Price).
8.4	Seller’s Environmental Indemnity Obligation. Seller releases Buyer Group from and subject to the limitations set forth in this Agreement, shall protect, defend, indemnify and hold Buyer Group harmless from and against all Environmental Claims to the extent relating to, arising out of, or connected with, directly or indirectly, Seller’s ownership or operation of the Properties or any part thereof prior to the Effective Time. This indemnity and defense obligation applies regardless of cause or of any negligent acts or omissions (including sole negligence, concurrent negligence or strict liability), breach of duty (statutory or otherwise), violation of law, or other fault of Buyer Group, or any pre-existing defect.

8.5	Limitations on Seller’s Environmental Indemnities. Notwithstanding anything in this Agreement to the contrary, Seller has no obligation under this Agreement or otherwise to protect, defend, indemnify, and hold Buyer Group harmless from and against any one or more of the following:
(i)	Environmental Claims for which Buyer has not provided Seller with notice in accordance with Article 8.8 within six (6) months after the Closing Date (and Buyer assumes and is solely responsible for any and all Environmental Claims not raised within such six (6) month period);

(ii)	Environmental Claims in aggregate up to one percent (1%) of the Purchase Price (and Buyer assumes and is solely responsible for any and all Environmental Claims up to one percent (1%) of the Purchase Price).
8.6	Buyer’s Non-Environmental Indemnity Obligation. Buyer releases Seller Group from and shall protect, defend, indemnify and hold Seller Group harmless from and against and assumes all Non-Environmental Claims relating to, arising out of, or connected with, directly or indirectly, ownership or operation of the Properties or any part thereof prior to the Effective Time (no matter when asserted) for which Seller’s indemnity and defense obligation in Article 8.2 has ceased, terminated (in accordance with Article 8.3 or otherwise) or does not apply, and from and against all Non-Environmental Claims relating to, arising out of, or connected with, directly or indirectly, ownership or operation of the Properties or any part thereof on and after the Effective Time (no matter when asserted), including in each case Non-Environmental Claims relating to (a) injury or death of any person whomsoever, (b) damages to or loss of any property or resources, (c) breach of contract, (d) common law causes of action such as negligence, strict liability, nuisance or trespass, or (e) fault imposed by Law or otherwise. These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including sole negligence, concurrent negligence or strict liability), breach of duty (statutory or otherwise), violation of Law, or other fault of Seller Group, or any pre-existing defect.

8.7	Buyer’s Environmental Indemnity Obligation. Buyer releases Seller Group from and shall protect, defend, indemnify and hold Seller Group harmless from and against and assumes all Environmental Claims relating to, arising out of, or connected with, directly or indirectly, ownership or operation of the Properties or any part thereof prior to the Effective Time (no matter when asserted) for which Seller’s indemnity and defense obligation in Article 8.4 has ceased, terminated (in accordance with Article 8.5 or otherwise) or does not apply, and from and against any and all Environmental Claims relating to, arising out of, or connected with, directly or indirectly, ownership or operation of the Properties or any part thereof on and after the Effective Time. These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including sole negligence, concurrent negligence or strict liability), breach of duty (statutory or otherwise), violation of Law, or other fault of Seller Group, or any pre-existing defect.

8.8	Notice of Claims. If a Claim is asserted against a Party for which the other Party may have an obligation of indemnity and defense (whether under this Article 8 or any other provision of this Agreement), the Party seeking indemnification (“Indemnified Party”) shall give the Party from which the Indemnified Party seeks indemnification (“Indemnifying Party”) prompt written notice of the Claim, setting forth the particulars associated with the Claim (including a copy of the written Claim, if any) as then known by the Indemnified Party (“Claim Notice”).

8.9	Defense of Claims. Within thirty (30) Days after the Indemnifying Party receives a Claim Notice, the Indemnifying Party shall notify the Indemnified Party whether or not the Indemnifying Party will assume responsibility for defense and payment of the Claim. The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, pleading or other answer that it deems necessary or appropriate to protect its interests, or those of the Indemnifying Party, and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party elects not to assume responsibility for defense and payment of the Claim, the Indemnified Party may defend against, or enter into any settlement with respect to, the Claim as it deems appropriate without relieving the Indemnifying Party of any indemnification obligations the Indemnifying Party may have with respect to such Claim. The Indemnifying Party’s failure to respond in writing to a Claim Notice within the thirty (30) Day period shall be deemed an election by the Indemnifying Party not to assume responsibility for defense and payment of the Claim. If the Indemnifying Party elects to assume responsibility for defense and payment of the Claim: (a) the Indemnifying Party shall defend the Indemnified Party against the Claim with counsel of the Indemnifying Party’s choice (reasonably acceptable to Indemnified Party which shall cooperate with the Indemnifying Party in all reasonable respects in such defense), (b) the Indemnifying Party shall pay any judgment entered or settlement with respect to such Claim, (c) the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement with respect to the Claim that (i) does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect to the Claim or (ii) contains terms that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity), and (d) the Indemnified Party shall not consent to entry of any judgment or enter into any settlement with respect to the Claim without the Indemnifying Party’s prior written consent. In all instances the Indemnified Party may employ separate counsel and participate in defense of a Claim, but the Indemnified Party shall bear all fees and expenses of counsel employed by the Indemnified Party.

8.10	Waiver of Certain Damages. Except with respect to failure or refusal of Buyer to Close in contravention of the terms of this Agreement, each Party irrevocably waives and agrees not to seek indirect, consequential, punitive or exemplary damages of any kind in connection with any dispute arising out of or related to this Agreement or breach hereof. For the avoidance of doubt, this Article 8.10 does not diminish or otherwise affect the Parties’ rights and obligations to be indemnified against, and provide indemnity for, Claims under any indemnities in this Agreement. Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not collectively be required to indemnify Buyer under this

Article 8 for aggregate damages in excess of twenty-five percent (25%) of the Purchase Price.
ARTICLE 9. DISCLAIMERS
9.1	Disclaimers. Except as otherwise expressly stated in this Agreement: (a) Seller shall assign and convey the Properties to Buyer “AS-IS, WHERE-IS”, and with all faults and defects in their present condition and state of repair, without recourse, even for the return of the Purchase Price, and (b) Seller disclaims any and all representations and warranties with respect to the Properties, express, statutory, implied or otherwise, including any warranty as to (i) title (except as otherwise expressly provided in Article 10.1.7), (ii) compliance with Laws, (iii) existence of any and all prospects or recompletion opportunities, (iv) geographic, geologic or geophysical characteristics, (v) existence, quality, quantity or recoverability of hydrocarbon substances, (vi) ability to produce, including production or decline rates, (vii) costs, expenses, revenues, receipts, prices, accounts receivable or accounts payable, (viii) contractual, economic or financial information and data, (ix) continued financial viability, including present or future value or anticipated income or profits, (x) environmental or physical condition (surface and subsurface), (xi) federal, state, or local income or other tax consequences, (xii) absence of patent or latent defects, (xii) safety, (xiii) state of repair, (xiv) merchantability, (xv) fitness for a particular purpose and (xvi) conformity to models or samples of materials; and Buyer (on behalf of Buyer Group and their successors and assigns) irrevocably waives any and all claims they may have against Seller Group associated with the same.

9.2	Disclaimer of Statements and Information. Seller expressly disclaims any and all liability and responsibility for and associated with the quality, accuracy, completeness or materiality of information, data and materials shown to or furnished (electronically, orally, in writing or any other medium and whether or not shown or furnished before or after execution of this Agreement) to Buyer Group associated with the Properties or the transaction contemplated by this Agreement; and Buyer (on behalf of Buyer Group and their successors and assigns) irrevocably waives any and all claims they may have against Seller Group associated with the same.
ARTICLE 10. SELLER’S REPRESENTATIONS AND WARRANTIES
10.1	Seller’s Representations and Warranties. Seller represents and warrants to Buyer that on the date of this Agreement and as of Closing (unless another time is set forth below):
10.1.1	Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own the Properties. Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Properties are located.
10.1.2	Corporate Authority; Authorization of Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transaction contemplated by this Agreement and to perform all obligations placed on Seller in this Agreement. This Agreement, when executed and delivered by Seller, constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

10.1.3	No Violations. Seller’s execution and delivery of this Agreement and consummation of the transaction contemplated by this Agreement will not:
(a)	conflict with or require consent of any person or entity under any terms, conditions or provisions of Seller’s certificate of incorporation or bylaws;

(b)	violate any provision of, or require any consent or approval under any Law applicable to Seller (except for consents and approvals of governmental entities or authorities customarily obtained subsequent to transfer of title); or

(c)	result in creation or imposition of any lien or encumbrance on any of the Properties.
10.1.4	Litigation. Except as set forth in Exhibit “C” or disclosed to Buyer in writing by Seller before the execution of this Agreement, there is no litigation, action or proceeding by a Third Party pending against Seller or, to Seller’s knowledge, threatened against Seller that would have a material adverse effect on the value, ownership or operation of the Properties or that would prevent timely consummation of the transaction contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, Seller agrees to retain sole responsibility for the litigation matters set forth in Exhibit “C” and to the extent (and only to the extent) such litigation relates to the Properties for the period prior to the Effective Time.

10.1.5	Bankruptcy. There are no bankruptcy or receivership proceedings pending against, being contemplated by or, to Seller’s knowledge, threatened against Seller.

10.1.6	Knowledge of Buyer’s Breach. Seller does not have knowledge of any breach by Buyer of any representations and warranties in Article 11.

10.1.7	Special Warranty of Title. Seller shall warrant title to the Real Properties, subject to the Permitted Encumbrances, against adverse claims of title by, through or under Seller, but not otherwise.

10.1.8	Contracts. To the knowledge of Seller, except as disclosed to Buyer or on Schedule 10.1.8 and except for contracts to which Buyer is a party as of the date hereof, there are no material contracts that are currently in force and effect and affect all or a part of the Properties, and no Person is in default under any such material contract, except such defaults as would not, individually or in the aggregate, have a material adverse effect on the value of the Properties, taken as a whole.

10.1.9	Compliance with Laws. Seller’s ownership and operation of the Properties has been in material compliance with all applicable Laws.

10.1.10	Lease Maintenance. To the knowledge of Seller, the Real Properties have been properly maintained in force and effect to the present time.
ARTICLE 11. BUYER’S REPRESENTATIONS AND WARRANTIES
11.1	Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that on the date of this Agreement and as of Closing:
11.1.1	Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own the Properties. Buyer is qualified under Law to own and operate the Properties and in particular, Buyer is qualified pursuant to the rules and regulations of the MMS to own and operate federal oil and gas leases in the Outer Continental Shelf, Gulf of Mexico, and is in good standing with, authorized by and qualified with all governmental agencies with jurisdiction or cognizance over operations on the Outer Continental Shelf, Gulf of Mexico, to the extent Buyer is required by such agencies to so qualify and maintain good standing. Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing in all adjoining states onshore from where the Properties are located.

11.1.2	Corporate Authority; Authorization of Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transaction contemplated by this Agreement and to perform all obligations placed on Buyer in this Agreement. This Agreement, when executed and delivered by Buyer, constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

11.1.3	No Violations. Buyer’s execution and delivery of this Agreement and consummation of the transaction contemplated by this Agreement will not:

(a)	conflict with or require consent of any person or entity under any terms, conditions or provisions of Buyer’s certificate of incorporation or bylaws; or

(b)	violate any provision of, or require any consent or approval under any Law applicable to Buyer (except for consents and approvals of governmental entities or authorities customarily obtained subsequent to transfer of title).
11.1.4	SEC Disclosure. Buyer is acquiring the Properties for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended.

11.1.5	Litigation. There is no litigation, action or proceeding pending against Buyer or, to Buyer’s knowledge, threatened against Buyer that would prevent timely consummation of the transaction contemplated by this Agreement.

11.1.6	Independent Evaluation. Buyer is sophisticated in evaluation, purchase, ownership and operation of oil and gas properties and related facilities similar to the Properties and in making its decision to enter into this Agreement and consummate the transaction contemplated herein, Buyer (a) relied solely on its own independent investigation and evaluation of the Properties and the advice of its engineers, contractors, geological and geophysical advisors, lawyers and accountants and not on any comments, statements, reports, projections or other documents or materials provided by Seller or its agents, whether before or after execution of this Agreement, and (b) satisfied itself as to the environmental, physical and other condition of, and contractual arrangements affecting, the Properties.

11.1.7	Regulatory. Buyer is now (or as of Closing) and hereafter (or thereafter) shall continue to be, qualified to own and assume operatorship of federal and state oil, gas and mineral leases in all jurisdictions (including the federal and state waters in the Gulf of Mexico) where the Properties to be transferred to it are located, and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any Laws, Buyer currently has (or as of Closing will have) and shall hereafter (or thereafter) continue to maintain, lease bonds, area-wide bonds, any other surety bonds or other financial security devices as may be required by, and in accordance with, all Laws governing the ownership and operation of such leases and has filed any and all required reports necessary for ownership and operation of such Properties and has filed any and all required reports necessary for such operations with all governmental authorities having jurisdiction over such operations. Buyer covenants that to the extent that it must maintain any such surety bonds that such bonds shall be issued as “dual obligee” bonds naming Seller as an additional obligee, to the extent Seller is permitted to do so by the applicable governmental authority.

11.1.8	Bankruptcy. There are no bankruptcy or receivership proceedings pending against, being contemplated by or, to Buyer’s knowledge, threatened against Buyer.

11.1.9	Knowledge of Seller’s Breach. Buyer does not have knowledge of any breach by Seller of any representations and warranties in Article 10.
ARTICLE 12. ADDITIONAL COVENANTS
12.1	Subsequent Operations. Seller makes no representations or warranties to Buyer as to change in operatorship of any Properties. Rights and obligations associated with operatorship of the Properties are governed by operating and similar agreements covering the Properties and will be decided in accordance with the terms of such agreements.

12.2	Buyer’s Assumption of Obligations. Buyer assumes, shall pay and shall timely perform and discharge all of Seller’s duties and obligations associated with the Properties (including any and all contractual duties and obligations arising therefrom) relating to the period on and after the Closing Date, and in fulfilling these obligations, Buyer shall comply with Laws. Without limiting the generality of the foregoing covenant, Buyer expressly agrees to assume all of Seller’s obligations in connection with the royalty relief settlement agreement dated effective March 1, 2007 between Seller and the United States Department of Interior, through its agency, the MMS, a copy of which has been delivered to Buyer, insofar as such obligations apply to the Properties. Buyer shall provide Seller (and its employees and contractors) reasonable access to the Properties as may be necessary or convenient to Seller from time to time for Seller to exercise any retained rights or comply with any retained obligations Seller may have associated with the Properties.

12.3	Asbestos and NORM. The Properties may currently or have in the past contained asbestos and NORM, and special procedures associated with assessment, remediation, removal, transportation or disposal of asbestos and NORM may be necessary. Notwithstanding anything contained in this Agreement to the contrary, including Article 8:
(a)	Buyer accepts sole responsibility for and agrees to pay any and all costs and expenses associated with assessment, remediation, removal, transportation and disposal of asbestos and NORM associated with the Properties, and may not claim the fact that assessment, remediation, removal, transportation or disposal of asbestos and NORM are not complete or that additional costs and expenses are required in connection with assessment, remediation, removal, transportation or disposal of asbestos and NORM as an Environmental Condition or a breach of Seller’s representations and warranties under this Agreement or the basis for any other redress against Seller, and Buyer (on behalf of Buyer Group and their successors and assigns) irrevocably waives any and all claims they may have against Seller Group associated with the same; and
(b)	Buyer releases Seller Group from and shall fully protect, defend, indemnify, and hold Seller Group harmless from and against any and all Claims relating to, arising out of, or connected with, directly or indirectly, the assessment, remediation, removal, transportation and disposal of asbestos and NORM associated with the Properties, no matter whether arising before or after the Effective Time. This indemnity and defense obligation will apply regardless of cause or of any negligent acts or omissions (including sole negligence, concurrent negligence or strict liability), breach of duty (statutory or otherwise), violation of Law or other fault of Seller Group, or any pre-existing defect.
12.4	Plugging and Abandonment. The Properties may contain wells and facilities that have been temporarily or permanently abandoned. Notwithstanding anything contained in this Agreement to the contrary, including Article 8:
(a)	Buyer hereby expressly assumes and accepts sole and exclusive responsibility for and agrees to pay all costs and expenses associated with Plugging and Abandonment of all facilities associated with the Properties, and may not claim the fact that Plugging and Abandonment operations are not complete or that additional costs and expenses are required to complete Plugging and Abandonment operations as an Environmental Condition or a breach of Seller’s representations and warranties under this Agreement or the basis for any other redress against Seller, and Buyer (on behalf of Buyer Group and their successors and assigns) irrevocably waives any and all claims they may have against Seller Group associated with the same; and

(b)	Buyer releases Seller Group from and shall fully protect, defend, indemnify, and hold Seller Group harmless from and against any and all Claims relating to, arising out of, or connected with, directly or indirectly, plugging and abandonment of wells or decommissioning and site restoration of facilities associated with the Properties, no matter whether arising before or after the Effective Time. This indemnity and defense obligation will apply regardless of cause or of any negligent acts or omissions (including sole negligence, concurrent negligence or strict liability), breach of duty (statutory or otherwise), violation of Law, or other fault of Seller Group, or any pre-existing defect.

(c)	To the extent that Buyer or its assignees discharge any Claim for Plugging and Abandonment of the Properties in favor of any Third Party, including the MMS, and to the maximum extent permitted by Law, Buyer and its assignees waive all rights of legal subrogation to Claims asserted or held by that Third Party against Seller, arising from or related to the Plugging and Abandonment of the Properties.

12.5	Sales Tax. Buyer acknowledges that Sales Tax may be due and owing as a result of Seller’s transfer of the Properties to Buyer, and that Buyer is liable for any and all such Sales Tax. Before the Closing Date, Buyer and Seller shall agree on the value of the tangible personal property being transferred and Buyer shall provide Seller with documentation detailing the basis for Buyer’s allocation of the Purchase Price to any Properties that are subject to Sales Tax. Buyer shall provide Seller with an exemption certificate for any tangible personal property included in the Properties for which it claims a Sales Tax exemption. Seller shall invoice, and Buyer shall pay, any Sales Tax on Buyer’s acquisition of all nonexempt tangible personal property and Seller shall remit the Sales Tax to the applicable governmental entity. Notwithstanding anything contained in this Agreement to the contrary (including Article 8), Buyer releases Seller Group from and shall fully protect, defend, indemnify and hold Seller Group harmless from and against any and all Claims (no matter when asserted) relating to, arising out of, or connected with, directly or indirectly, Sales Tax resulting from or associated with Seller’s transfer of Properties to Buyer. This indemnity and defense obligation applies regardless of cause or of any negligent acts or omissions (including sole negligence, concurrent negligence or strict liability), breach of duty (statutory or otherwise), violation of Law, or other fault of Seller Group, or any pre-existing defect. If Seller is later required to pay any additional Sales Tax, interest, or penalty thereon, Buyer shall reimburse Seller within thirty (30) days after receipt of Seller’s written notice of the payment.

12.6	Third Party Technology. Third Party proprietary seismic and Third Party technology, including software, are used in connection with ownership or operation of the Properties. Notwithstanding anything in this Agreement to the contrary, Buyer is responsible for obtaining any necessary consents to Seller’s assignment of any licenses or other agreements or for Buyer to enter into new licenses or other agreements as may be needed to permit Buyer to continue to utilize any Third Party seismic or Third Party technology used on the Properties after the Closing Date. Seller shall reasonably assist Buyer in contacting the relevant Third Parties, but Buyer shall be solely responsible for and shall bear all costs and transfer and other fees required to obtain licenses, assignments or new agreements.

12.7	Notification of Breaches Until the Closing:
(a)	Buyer shall notify Seller promptly after Buyer obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

(b)	Seller shall notify Buyer promptly after Seller obtains actual knowledge that any representation or warranty of Buyer contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Buyer prior to or on the Closing Date has not been so performed or observed in a material respect.
(c)	If any of Buyer’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Buyer’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing, then such breach shall be considered not to have occurred for all purposes of this Agreement.
12.8	Further Assignment. For a period of eight (8) months from the date of this Agreement, Buyer shall not assign the Properties in whole or in part to any Third Party that is an industry participant (meaning any Third Party that owns an interest in one or more leases in the Gulf of Mexico), without the prior written consent of Seller.
ARTICLE 13. HSR ACT
13.1	HSR Filings. If compliance with the HSR Act is required in connection with the transaction contemplated by this Agreement, as promptly as practicable and in any event not more than ten (10) Days after the date of this Agreement, both Parties shall file with the Federal Trade Commission and the Department of Justice, as applicable, the required notification and report forms and shall as promptly as practicable furnish any supplemental information that may be requested in connection therewith. Each Party shall take all reasonable steps to achieve early termination of applicable waiting periods. Each Party shall bear its own filing and other fees and costs associated with compliance with the HSR Act.
ARTICLE 14. PERSONNEL
14.1	Restriction on Solicitation. Buyer may not (without obtaining the prior written consent of Seller), for a period of twenty-four (24) months after the Closing Date, solicit employment of any of Seller’s employees directly or indirectly engaged in operation of the Properties as of the date hereof and as of the Closing Date or engaged in the negotiation or Closing of the transaction contemplated by this Agreement.
ARTICLE 15. CONDITIONS PRECEDENT TO CLOSING
15.1	Conditions Precedent to Seller’s Obligation to Close. Seller shall, subject to satisfaction or waiver of the conditions to Closing in Article 15.3, consummate the sale of the

Properties on the Closing Date, provided the following conditions precedent have been satisfied or waived by Seller:
15.1.1	all representations and warranties of Buyer contained in this Agreement are true and correct in all material respects;

15.1.2	Buyer shall have complied in all material respects with all Buyer’s material obligations, covenants and conditions in this Agreement to be performed or complied with prior to Closing;

15.1.3	Buyer shall have provided Seller evidence satisfactory to Seller that Buyer is as of Closing in full compliance with all governmental requirements for ownership of the Properties (except consents by governmental entities or authorities customarily obtained subsequent to transfer of title); and

15.1.4	Buyer shall have provided Seller with copies of all other necessary or appropriate consents, permits, insurance, approvals, authorizations and similar items required of Buyer to purchase, receive, and/or own the Properties as of the Closing and to otherwise transact business in the applicable jurisdiction and in accordance with contracts assigned to Buyer at Closing; and
15.2	Conditions Precedent to Buyer’s Obligation to Close. Buyer shall, subject to satisfaction or waiver of the conditions to Closing set forth in Article 15.3, consummate the purchase of the Properties contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or waived by Buyer:
15.2.1	all representations and warranties of Seller contained in this Agreement are true and correct in all material respects; provided, however, for purposes of this Article 15.2.1 a representation or warranty will be deemed to be true and correct in all material respects if Seller agrees in writing to indemnify Buyer Group from and against any and all Claims relating to, arising out of, or connected with, directly or indirectly, failure of such representation and warranty to be true and correct; and

15.2.2	Seller shall have complied in all material respects with all Seller’s material obligations and conditions in this Agreement to be performed or complied with prior to Closing.
15.3	Conditions Precedent to Obligation of Each Party to Close. The Parties shall, subject to satisfaction or waiver of the conditions to Closing set forth in Articles 15.1 and 15.2, consummate the sale and purchase of the Properties on the Closing Date, provided the following conditions precedent have been satisfied or waived by both Parties:
15.3.1	if applicable, consummation of the transaction contemplated by this Agreement is not prevented by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice;

15.3.2	no injunction, order or award restraining, enjoining or otherwise prohibiting consummation of or granting material damages associated with the transactions contemplated by this Agreement or sale of any one or more of the Properties has been issued by any court, governmental entity or arbitrator of competent jurisdiction, and no suits, actions or other proceedings are pending before any such court, governmental entity or arbitrator in which a third party seeks to restrain, enjoin or otherwise prohibit consummation of or obtain material damages associated with the transactions contemplated by this Agreement or sale of any one or more of the Properties; nor to the Parties’ knowledge are there any pending investigations by a governmental entity that would be likely to result in any a suit, action or other proceedings to restrain, enjoin or otherwise prohibit consummation of the transaction contemplated by this Agreement or sale of any one or more of the Properties; provided that if such an injunction, order, award, suit, action or other proceeding applicable to some (but not all) of the Properties is pending on the Closing Date, Closing with respect to the unaffected Properties shall proceed and the Parties shall conduct a second closing for the affected Properties if and when the above-referenced condition to Closing is removed. If the above-referenced condition to Closing is not removed as to the affected Properties within one hundred twenty (120) Days after the Closing Date, the affected Properties, automatically and without need for amendment of this Agreement, shall be removed from this Agreement, and Buyer shall not be obligated to make payment to Seller for that portion of the Purchase Price allocated to such Properties in Exhibit “A”, and the Parties shall have no further obligations to each other with respect to the same; and

15.3.3	all material consents and approvals (except for consents and approvals of governmental entities or authorities customarily obtained subsequent to transfer of title) have been obtained; provided, however, if on the Closing Date consents applicable to some (but not all) of the Properties have not been obtained, Closing with respect to the unaffected Properties shall proceed, and the Parties shall conduct a second closing for the affected Properties if and when the above-referenced condition to Closing is removed. If the above-referenced condition to Closing is not removed as to the affected Properties within one hundred eighty (180) Days after the Closing Date, the affected Properties automatically and without need for amendment of this Agreement shall be removed from this Agreement, and Buyer shall not be obligated to make payment to Seller for that portion of the Purchase Price allocated to such Properties in Exhibit “A”, and the Parties shall have no further obligations to each other with respect to the same.
ARTICLE 16. THE CLOSING
16.1	Closing. No later than three (3) Business Day prior to the Closing Date, Seller shall provide Buyer a statement setting forth the Adjusted Purchase Price (“Closing Statement”). Seller also shall provide Buyer wiring instructions designating the account(s) to which Buyer shall deliver the Purchase Price. Closing shall be held on the

Closing Date in Seller’s office at 501 WestLake Park Boulevard, Houston, Texas 77079 or such other place as Seller may notify Buyer before Closing.
16.2	Seller’s Obligations at Closing. At Closing, Seller shall deliver to Buyer, unless waived by Buyer, the following:
16.2.1	a document substantially in the form of the Assignment and Bill of Sale, conveying all of Seller’s right, title and interests in the Properties, executed by an Attorney-in-Fact of Seller and acknowledged, in four (4) multiple originals plus such additional originals as are necessary to allow recording in all appropriate jurisdictions, or such greater number as the Parties agree;

16.2.2	documents substantially in the form of the Assignment of Record Title Interest, conveying all of Seller’s right, title and interest in the Properties to which Seller holds record title, and documents substantially in the form of Assignment of Operating Rights, conveying back to Seller, all of Buyer’s right, title and interest in and to the operating rights in the Properties as to all depths below the top of the Miocene (as identified by the nannofossil — discoaster quinqueramus and/or foraminifer — globorotalia menardii), to the extent and only to the extent that such right, title and interest was acquired by Buyer pursuant to the transaction contemplated by this Agreement (such reconveyed operating rights interest comprise a portion of the Excluded Properties and, as such, do not comprise a portion of the Properties), each executed by an Attorney-in-Fact of Seller and acknowledged in four (4) executed multiple originals plus such additional originals as are required by the MMS or other governmental entity or authority or such greater number as the Parties agree.

16.2.3	four (4) originals of the Certificate executed by an authorized officer or an Attorney-in-Fact of Seller;

16.2.4	four (4) originals of the Non-Foreign Certificate executed by an Attorney-in-Fact of Seller;

16.2.5	four (4) originals of a Secretary’s Certificate or Assistant Secretary’s Certificate certifying as to the due authorization of Seller’s signatory to the documents signed at Closing;

16.2.6	four (4) originals of such Designation of Operator forms as may be required by the MMS in order that Buyer may succeed Seller as the operator of the Real Properties, together with related forms such as certificates of financial responsibility, each executed by an authorized officer or an Attorney-in-Fact of Seller;

16.2.7	any other instruments and agreements (including ratification or joinder instruments required to transfer Properties from Seller to Buyer) as are necessary or appropriate to comply with Seller’s obligations under this Agreement.

16.3	Buyer’s Obligations at Closing. At Closing, Buyer shall deliver to Seller, unless waived by Seller, the following:
16.3.1	the Adjusted Purchase Price, as set forth on the Closing Statement, by wire transfer of immediately available funds to the account(s) designated by Seller in accordance with this Agreement;

16.3.2	the documents referred to in Articles 16.2.1 and 16.2.2, executed by an authorized officer or an Attorney-in-Fact of Buyer and acknowledged;

16.3.3	four (4) originals of the Certificate executed by an authorized officer or an Attorney-in-Fact of Buyer;

16.3.4	four (4) originals of (i) certificates of the appropriate governmental authorities, dated as of a date not earlier than two (2) Business Days prior to the Closing Date, evidencing Buyer’s existence and good standing in the States of Delaware and Louisiana, and (ii) certificates of the Secretary or Assistant Secretary of Buyer (and with respect to the Guaranty Agreement, Buyer’s Affiliate), dated on the Closing Date, certifying (A) that a true and correct copy of the resolutions of Buyer’s board of directors authorizing this Agreement and the transaction contemplated hereby are attached thereto (and with respect to Buyer’s Affiliate, the Guaranty Agreement) have been duly adopted and are in full force and effect; (B) that true and correct copies of the articles of incorporation, all amendments thereto and bylaws of Buyer are attached thereto; and (C) as to the incumbency and authorization of Buyer’s signatory executing on behalf of Buyer this Agreement and the other documents executed in connection herewith and Buyer’s Affiliate’s signatory, with respect to the Guaranty Agreement);

16.3.5	evidence that Buyer is at Closing in full compliance with all governmental requirements for posting plugging and other applicable bonds and filings related to the Properties or their operation; and

16.3.6	any other instruments and agreements (including ratification or joinder instruments required to transfer the Properties from Seller to Buyer) as necessary or appropriate to comply with Buyer’s obligations under this Agreement.
ARTICLE 17. TERMINATION
17.1	Grounds for Termination. This Agreement may be terminated (except for the individual provisions specifically referenced in Article 17.2 below) at any time prior to Closing (unless another date is stated below):
17.1.1	by the Parties’ mutual written agreement;

17.1.2	by either Party, if consummation of the transaction contemplated by this Agreement would violate any non-appealable final order, decree or judgment of any state or federal court or agency enjoining, restraining, prohibiting or awarding substantial damages in connection with (a) Seller’s proposed sale of Properties to Buyer, or (b) consummation of the transaction contemplated by this Agreement;
17.1.3	notwithstanding anything contained in this Agreement to the contrary, by Seller, if Closing has not have occurred on or before April 30, 2007; or

17.1.4	by either Seller or Buyer pursuant to Article 7.2.
17.2	Effect of Termination. If this Agreement is terminated in accordance with Article 17.1, such termination is without liability to either Party, except performance of obligations in this Article 17.2 and Articles 2.4, 14.1, 17.3, 17.4, 18.1, 19.1, 19.3, 19.10, 19.11, 19.12, 19.13, 19.14, 19.15 and 19.16 (all of which provisions survive termination of this Agreement). If Closing does not occur, Seller shall refund the Performance Deposit to Buyer unless Closing did not occur because of Buyer’s breach of this Agreement or Buyer’s failure or refusal to Close that is not permitted by the terms of this Agreement, in either such case Seller, as its sole remedy, shall be entitled to retain the Performance Deposit together with any interest earned thereon as liquidated damages and not a penalty.

17.3	Dispute over Right to Terminate. If there is a dispute between the Parties over the right of a Party to terminate this Agreement, Closing shall not occur on the Closing Date, and the Party that disputes the right of the other Party to terminate is entitled, within five (5) Business Days after the Closing Date, to initiate litigation to resolve the dispute. If the Party that disputes the other Party’s right to terminate this Agreement does not initiate litigation within the five (5) Business Day period, this Agreement shall be deemed properly terminated as of the original date of termination and the Party that disputes or has a right to dispute termination of this Agreement, on behalf of itself, its Affiliates, and the officers, directors, agents, employees, successors and assigns of itself and its Affiliates, irrevocably waives any and all claims it and they may have against the terminating Party for termination of this Agreement.

17.4	Confidentiality. Notwithstanding the termination of this Agreement or any other provision of this Agreement to the contrary, the terms of the Confidentiality Agreement remain in full force and effect, provided that if and when Closing occurs and effective on the Closing Date, the Confidentiality Agreement shall terminate to the extent (and only to the extent) it applies to the Properties conveyed at Closing.
ARTICLE 18. ARBITRATION
18.1	Arbitration. Arbitrable Disputes must be resolved through use of binding arbitration using three (3) arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Article and the Commercial Arbitration Rules or the Federal Arbitration Act, this Article shall control.

Arbitration must be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations. Arbitration, if initiated, must be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) Days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent does not name an arbitrator within the thirty (30) Day period, the Houston office of the AAA will name the arbitrator for Respondent’s account. The two (2) arbitrators so chosen shall select a third arbitrator within thirty (30) Days after the second arbitrator has been appointed. If the Party-appointed arbitrators cannot reach agreement upon the third arbitrator within the thirty (30) Day period, the Houston office of the AAA shall appoint an independent arbitrator. The Parties each shall pay one-half of the compensation and expenses of the arbitrators. All arbitrators must (a) be neutral persons who have never been officers, directors, employees, or consultants or had other business or personal relationships with the Parties or any of their Affiliates, officers, directors or employees, and (b) have not less than seven (7) years experience in the U.S. oil and gas industry. The hearing will be conducted in Houston, Texas, and commence within thirty (30) Days after the selection of the third arbitrator. The Parties and the arbitrators should proceed diligently and in good faith so that the award can be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be binding on and non-appealable by the Parties. The arbitrators shall have no right or authority to grant or award indirect, consequential, punitive or exemplary damages of any kind.
ARTICLE 19. MISCELLANEOUS
19.1	Notices. All notices and other communications required or desired to be given hereunder must be in writing and sent (properly addressed as set forth below) by (a) certified or registered U.S. mail, return receipt requested, with all postage and other charges fully prepaid, (b) hand or courier delivery, or (c) facsimile transmission. Date of service by mail and delivery is the date on which such notice is received by the addressee and by facsimile is the date sent (as evidenced by fax machine generated confirmation of transmission); provided, however, if such date received is not a Business Day, then date of receipt will be on the next date that is a Business Day. Each Party may change its address by notifying the other Party in writing of such address change, and the change will be effective thirty (30) Days after such notification is received by the other Party.
To Seller:
BP Exploration & Production Inc.
501 WestLake Park Boulevard
Houston, Texas 77079
Facsimile: 281-388-7583
Attn: Assistant General Counsel, Legal Group

To Buyer:
Callon Petroleum Operating Company
200 North Canal Street
Natchez, Mississippi 39120
Facsimile: 601-446-1434
Attn: Dee A. Newman
19.2	Costs and Post-Closing Consents. Notwithstanding other provisions of this Agreement, Buyer shall be responsible for recording and filing documents associated with assignment of the Properties to it and for all costs and fees associated therewith, including filing the assignments with appropriate federal, state and local authorities as required by Law and in all adjoining counties or parishes onshore of the Properties. As soon as practicable after recording or filing, Buyer shall furnish Seller all recording data and evidence of all required filings. Buyer, with Seller’s cooperation, shall be responsible for obtaining all consents and approvals of governmental entities or authorities customarily obtained subsequent to transfer of title and all costs and fees associated therewith. Except as expressly provided otherwise in this Agreement, all fees, costs and expenses incurred by the Parties in negotiating this Agreement and in consummating the transaction contemplated by this Agreement shall be paid in full by the Party that incurred such fees, costs and expenses.

19.3	Brokers, Agents and Finders. Seller has not retained any brokers, agents or finders in this matter for which Buyer shall have any liability. Seller releases Buyer from and shall fully protect, indemnify and defend Buyer and hold it harmless from and against any and all claims relating to, arising out of, or connected with, directly or indirectly, commissions, finders’ fees or other remuneration due to any agent, broker or finder claiming by, through or under Seller. Buyer represents to Seller that it has not retained any agent or broker for Buyer associated with the proposed transaction for which Seller shall have any liability, and no undisclosed Person has a right to act on Buyer’s behalf with regard to the proposed transaction. Buyer releases Seller from and shall fully protect, indemnify and defend Seller and hold it harmless from and against any and all claims relating to, arising out of, or connected with, directly or indirectly, commissions, finders’ fees or other remuneration due to any agent, broker or finder claiming by, through or under Buyer.

19.4	Records. At Closing, Seller shall grant Buyer reasonable access to the Records. Within (i) sixty (60) Days after Closing with respect to Records that Seller keeps at its office location, and (ii) ninety (90) Days after the Closing Date with respect to Records that Seller keeps in offsite storage (in each case, except as provided below), Seller shall furnish Buyer Records that are maintained by Seller; provided, however, Seller may retain (a) copies of any or all Records, (b) originals of any Records associated with litigation or other proceedings pending or threatened by or against Seller or Seller Group, (c) originals of tax records, (d) originals of any Records in connection with the Final Accounting Settlement until payments made thereunder have been agreed and paid in full, and (e) originals of any Records associated with any properties not conveyed to Buyer pursuant to this Agreement. If Seller retains originals of Records, Buyer may copy them at Buyer’s expense. Buyer shall maintain the Records received from Seller for twelve (12) years after the Closing Date and afford Seller full access to the Records and a right to copy the Records at Seller’s expense as reasonably requested by Seller. If Buyer desires to destroy the Records, it shall notify Seller prior to such destruction, and provide Seller an opportunity to take possession of them at Seller’s expense. In addition, Buyer shall afford Seller full access to records and data produced after the Closing Date and reasonably requested by Seller in connection with any claim for indemnity or breach of representation and warranty by Buyer under this Agreement (excluding, however, attorney work product and attorney-client communications entitled to legal privilege), and a right to copy such records and data at Seller’s expense.

19.5	Further Assurances. After Closing and on an on-going basis: (a) Buyer shall execute and deliver or use reasonable efforts to cause to be executed and delivered any other instruments of conveyance and take any other actions as Seller reasonably requests to more effectively put Seller in possession of any property that was not intended by the Parties to have been conveyed or was conveyed in error (including reassignment from Buyer to Seller of any Properties that were conveyed in violation of valid preferential purchase rights or consents to assignment), or to implement Buyer’s assumption of obligations pursuant to Article 12.3; and (b) Seller shall execute and deliver or use reasonable efforts to cause to be executed and delivered any other instruments of conveyance and take any other actions as Buyer reasonably requests to more effectively put Buyer in possession of the Properties conveyed or to have been conveyed in accordance with the terms of this Agreement. In particular, Seller and Buyer agree to execute and deliver such instruments and take such other actions as may be necessary and advisable to: (i) make all filings, registrations, and recordings which must be made with respect to the Properties in the records of the MMS in order that the records maintained by the MMS shall accurately reflect the transfer of the Properties from Seller to Buyer, (ii) enable Seller to promptly take all reasonable actions within Seller’s control to allow Buyer to be designated as operator with respect to the Properties, of which Seller is the sole owner; and (iii) obtain prompt and unconditional MMS approvals of transfer of the Properties. To the extent the MMS requires Buyer agrees to promptly take any and all action necessary to post with the MMS any supplemental bonds and provide any and all documentation that the MMS requires, to evidence Buyer’s financial responsibility under applicable federal regulations and MMS policies.

19.6	Survival of Certain Obligations. Representations and warranties in Article 10 of this Agreement terminate one (1) year after the Closing Date; and thereafter no action can be commenced either in court or disputes brought to arbitration based on breach of those representations and warranties, without prejudice to the right to recovery in connection with actions or disputes commenced in the appropriate forum prior to the end of the one-year period. Except as expressly provided otherwise in this Agreement, waivers, disclaimers, releases and obligations of indemnity and defense contained in this Agreement survive the Closing indefinitely.

19.7	Amendments and Severability. No amendments, waivers or other modifications of terms of this Agreement shall be effective or binding on the Parties unless they are written and signed by both Parties. Invalidity of any provisions in this Agreement shall not affect the validity of this Agreement as a whole, and in case of such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.

19.8	Successors and Assigns. Except as provided otherwise in this Agreement, this Agreement may not be assigned, either in whole or in part, without the express prior written consent of the non-assigning Party, which consent shall not be unreasonably withheld, except that Seller may assign its rights and obligations hereunder to any one or more of Seller’s Affiliates without Buyer’s consent, and may freely assign its rights to proceeds hereunder. The terms, covenants and conditions contained in this Agreement are binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

19.9	Headings. Titles and headings in this Agreement have been included solely for ease of reference and shall not be considered in interpretation or construction of this Agreement.

19.10	Governing Law. This Agreement (including administration of binding arbitration pursuant to Article 18) is governed by the Laws of the State of Texas, excluding any choice of law rules that would direct application of Laws of another jurisdiction. Any action permitted by this Agreement to be commenced in court shall be brought and maintained exclusively in federal or state court located in Harris County, Texas, and each Party hereby waives any objection it may have thereto.

19.11	No Partnership Created. It is not the purpose or intention of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership or any type of association, and neither Party is authorized to act as an agent or principal for the other Party with respect to any matter related hereto.

19.12	Public Announcements. Seller (on behalf of Seller Group) and Buyer (on behalf of Buyer Group) agree not to issue any public statement or press release concerning this Agreement or the transaction contemplated by it (including price or other terms) without prior notice to and consultation with the other Party.

19.13	No Third Party Beneficiaries. Nothing contained in this Agreement entitles anyone other than Seller or Buyer or their authorized successors and assigns to any claim, cause of action, remedy or right of any kind whatsoever, except with respect to waivers and indemnities that expressly provide for waivers or indemnification of Buyer Group or Seller Group, in which case members of such groups are considered third party beneficiaries for the sole purposes of those waiver and indemnity provisions.

19.14	Waiver of Consumer Rights. As partial consideration for the Parties entering into this Agreement, each Party can and does hereby waive the provisions of the Texas Deceptive Trade Practices Consumer Protection Act, Article 17.41 et seq., Texas Business and Commerce Code, a law that gives consumers special rights and protection, and all other consumer protection Laws of the State of Texas, or of any other state that may be applicable to this transaction, that may be waived by such Party. It is not the intent of either Party to waive and neither Party does waive any Law or provision thereof that is prohibited by Law from being waived. Each Party represents that it has had an adequate opportunity to review the preceding waiver provision, including the opportunity to submit the same to legal counsel for review and advice and after consultation with an attorney of its own selection voluntarily consents to this waiver, and understands the rights being waived herein.

19.15	Redhibition Waiver. If any of the Properties are located in Louisiana and are subject to Louisiana Law, Buyer expressly waives the warranty or fitness for intended purposes or guarantee against hidden or latent redhibitory vices under Louisiana Law, including Louisiana Civil Code Article 2520 (1870) through 2548 (1870); waives all rights in redhibition pursuant to Louisiana Civil Code Article 2420, et seq., including the warranty imposed by Civil Code Article 2475 (1870); acknowledges that this express waiver shall be a material and integral part of this sale and the consideration thereof; and acknowledges that this waiver has been brought to the attention of Buyer and explained in details and that Buyer has voluntarily and knowingly consented generally and specifically to this waiver of warranty of fitness and/or warranty against redhibitory vices and defects for the Properties. All instruments of conveyance (except MMS Assignments of Operating Rights and Assignments of Records Title) to be delivered by Seller at Closing shall expressly set forth the disclaimers of representations and warranties contained in this paragraph.

19.16	UTPCPL Waiver. TO THE EXTENT APPLICABLE TO THE PROPERTIES OR ANY PORTION THEREOF, BUYER HEREBY WAIVES THE PROVISIONS OF THE LOUISIANA UNFAIR TRADE PRACTICES AND CONSUMER PROTECTION LAW (LA. R.S. 51:1402, ET SEQ.). BUYER WARRANTS AND REPRESENTS THAT IT: (i) IS EXPERIENCED AND KNOWLEDGEABLE WITH RESPECT TO THE OIL AND GAS INDUSTRY GENERALLY AND WITH TRANSACTIONS OF THIS TYPE SPECIFICALLY; (ii) POSSESSES AMPLE KNOWLEDGE, EXPERIENCE AND EXPERTISE TO EVALUATE INDEPENDENTLY THE MERITS AND RISKS OF THE TRANSACTIONS HEREIN CONTEMPLATED; AND (iii) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.

19.17	Not to be Construed Against Drafter. Each Party has had an adequate opportunity to review each and every provision of this Agreement and to submit the same to legal counsel for review and advice. Based on the foregoing, the rule of construction, if any, that a contract be construed against the drafter shall not apply to interpretation or construction of this Agreement.

19.18	Indemnities and Conspicuousness of Provisions. The release, defense, indemnification and hold harmless provisions provided for in this Agreement shall be applicable whether or not the claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including attorneys’ fees and costs of litigation) in question arose solely or in part from the active, passive or concurrent negligence, strict liability, breach of duty (statutory or otherwise), violation of Law, or other fault of any Indemnified Party, or from any pre-existing defect. The Parties agree that provisions of this Agreement in “bold” type satisfy any requirement of the “express negligence rule” and other requirement at law or in equity that provisions be conspicuously marked or highlighted.

19.19	Possible Exchange. Seller reserves the right to structure the transaction contemplated under the terms of this Agreement as a non-simultaneous like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. If Seller elects to so structure this transaction, the Parties shall execute all documents reasonably necessary for Seller to effectuate the non-simultaneous like-kind exchange.

19.20	Recordation. The Assignment and Bill of Sale in the form attached as Exhibit “D” is intended to convey all of the Properties being conveyed pursuant to this Agreement. Certain Properties or specific portions of the Properties that are leased from, or require the approval to transfer by, a governmental entity are conveyed under the Assignment and Bill of Sale and also are described and covered by separate assignments made by Seller to Buyer on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. THE INTERESTS CONVEYED BY SUCH SEPARATE ASSIGNMENTS ARE THE SAME, AND NOT IN ADDITION TO, THE INTERESTS CONVEYED IN THE ASSIGNMENT AND BILL OF SALE. Further, such assignments shall be deemed to contain the special limited title warranty of Seller and all of the exceptions, reservations, rights, titles, power and privileges set forth herein as fully and only to the extent as though they were set forth in each such separate assignment.

19.21	Execution in Counterparts. This Agreement may be executed in counterparts, that when taken together constitute one valid and binding agreement.

19.22	Entire Agreement. This Agreement and the Confidentiality Agreement supersede all prior and contemporaneous negotiations, understandings, letters of intent, understandings and agreements (whether oral or written) between the Parties or their Affiliates relating to the terms of purchase and sale of the Properties and constitute the entire understanding and agreement between the Parties with respect to the sale, assignment and conveyance of the Properties and other transactions contemplated by this Agreement.

     The Parties have caused this Agreement to be executed by their duly authorized representatives on the day and year first set forth above.
SELLER
BP EXPLORATION & PRODUCTION INC.

By:	/s/ John M. Kaffenes

Name:	John M. Kaffenes
Title:	Attorney-in-Fact
BUYER
CALLON PETROLEUM OPERATING COMPANY

By:	/s/ Fred L. Callon

Name:	Fred L. Callon
Title:	Chairman, President & Chief Executive Officer